Nelnet Reports Fourth Quarter 2015 Results

•	GAAP net income $1.86 per share, $1.31 per share excluding adjustments

•	Repurchased nearly one million shares of stock during the quarter and an additional 1.4 million shares to date in 2016

•	12 percent increase in Tuition Payment Processing and Campus Commerce revenue

•	Completed acquisition of Allo Communications

LINCOLN, Neb., February 25, 2016-Nelnet (NYSE: NNI) today reported GAAP net income of $83.4 million, or $1.86 per share, for the fourth quarter of 2015, compared with GAAP net income of $73.6 million, or $1.59 per share, for the same period a year ago.

Excluding derivative market value and foreign currency adjustments, net income was $59.0 million, or $1.31 per share, for the fourth quarter of 2015, compared with $74.3 million, or $1.60 per share, for the same period in 2014. The company reported income from derivative market value and foreign currency adjustments of $24.4 million after tax, or $0.55 per share, for the fourth quarter of 2015, compared with an expense of $0.7 million after tax, or $0.01 per share, for the fourth quarter of 2014. During the fourth quarter of 2014, the company recognized income of approximately $11.0 million after tax, or $0.24 per share, related to non-core gains primarily related to debt repurchases and sales of student loan assets.

“We delivered another strong quarter, however, we are not driven by short-term considerations; we are focused on long-term value creation by growing core operations,” said Jeff Noordhoek, chief executive officer of Nelnet. “We increased our book value and invested in diversified business prospects. During the quarter, we deployed significant capital to repurchase our stock at what we believe were attractive prices and acquired Allo. We are excited by Allo’s potential to deliver meaningful shareholder value.”

During 2015, Nelnet operated three primary business segments, earning interest income on student loans in its Asset Generation and Management segment, and fee-based revenue in its Student Loan and Guaranty Servicing and Tuition Payment Processing and Campus Commerce segments.

Asset Generation and Management

Historically low interest rates continue to provide the opportunity for the company to generate substantial cash flow from its student loan portfolio. For the fourth quarter of 2015, Nelnet reported net interest income of $112.2 million, compared with $112.5 million for the same period a year ago.  Net interest income included $45.2 million and $49.2 million of fixed rate floor income in the fourth quarters of 2015 and 2014, respectively.

During 2015, the company purchased $4.0 billion in Federal Family Education Loan Program (FFELP) and private student loans, including $200.4 million during the fourth quarter of 2015, bringing its total student loan portfolio to $28.3 billion as of December 31, 2015.

Student Loan and Guaranty Servicing

Revenue from the Student Loan and Guaranty Servicing segment was $56.7 million for the fourth quarter of 2015, compared with $56.5 million for the same period in 2014.

As of December 31, 2015, the company was servicing $147.3 billion of loans for 5.8 million borrowers on behalf of the U.S. Department of Education (Department), compared with $133.6 billion of loans for 5.9 million borrowers as of December 31, 2014. Revenue from this contract increased 5 percent to $33.9 million for the fourth quarter of 2015, up from $32.3 million for the same period a year ago. The growth in the government servicing revenue partially offset the continued expected run off of the company’s commercial servicing portfolio and the impact of federal legislative changes that reduced the revenue earned by guaranty agencies.

The majority of the company's guaranty servicing revenue has come from two guaranty servicing clients. The contract with one client expired on October 31, 2015, and the other client has notified its servicer partners that it intends to exit the FFELP guaranty business at the end of its contract term on June 30, 2016.

Tuition Payment Processing and Campus Commerce

For the fourth quarter of 2015, revenue from the Tuition Payment Processing and Campus Commerce segment was $27.6 million, an increase of $2.9 million, or 12 percent, from the same period in 2014. The increase in revenue was primarily driven by growth in managed tuition payment plans, campus commerce transaction volume, and new school customers. This operating segment provides services for almost 9,400 K-12 schools and 800 colleges and universities, serving over nine million students and families.

Stock Repurchases

During the year ended December 31, 2015, the company repurchased a total of 2,449,159 shares of Class A common stock for $96.2 million, including 918,567 shares for $29.5 million during the fourth quarter.

During the period of January 1, 2016 through February 25, 2016, the company repurchased a total of 1,430,720 shares of Class A common stock for $45.9 million.

Acquisition of Allo Communications

On December 31, 2015, the company completed its acquisition of Allo, a privately held Nebraska-based telecommunications company. Allo provides pure fiber optic service directly to homes and businesses for internet, television, and telephone services. The acquisition of Allo provides additional diversification of the company's revenues and cash flows outside of education.  In addition, the acquisition leverages the company's existing infrastructure, customer service capabilities and call centers, and financial strength and liquidity for continued growth. The company anticipates investing significant capital to continue expansion of Allo's fiber network in existing service areas and in other communities.

Nelnet purchased 92.5 percent of the ownership interests of Allo for total cash consideration of $46.25 million. The remaining 7.5 percent of the ownership interests of Allo is owned by Allo management, who has the opportunity to earn an additional 11.5 percent (up to 19 percent in total) of the total ownership interests based on Allo’s financial performance.

Allo's management has historically used earnings before interest, taxes, depreciation, and amortization (EBITDA) to compare Allo's performance to that of its competitors and to eliminate certain non-cash and non-operating items in order to consistently measure performance from period to period. The company expects Allo will continue to have year over year increases in EBITDA. For the years ended December 31, 2015 and 2014, prior to the company's acquisition of Allo, Allo had EBITDA of $4.3 million and $3.0 million, respectively. Due to large upfront capital expenditures and associated depreciation, the company currently anticipates that Allo will be slightly dilutive to the company's consolidated net income during 2016.

Divesture of Sparkroom

On February 1, 2016, the company sold its membership interests in Sparkroom, which included the company's inquiry management products and services within the Nelnet Enrollment Solutions business, for total cash consideration of $3.0 million. This sale will not have a significant impact to net income in future periods.

Year-End Results

GAAP net income for the year ended December 31, 2015 was $268.0 million, or $5.89 per share, compared with GAAP net income of $307.6 million, or $6.62 per share, for 2014. Excluding derivative market value and foreign currency adjustments, net income in 2015 was $250.2 million, or $5.50 per share, compared with $284.2 million, or $6.12 per share, for 2014. The derivative market value and foreign currency adjustments were income of $17.8 million after tax, or $0.39 per share, during 2015, compared with income of $23.4 million after tax, or $0.50 per share, for 2014.

Non-GAAP Performance Measures

The company provides additional non-GAAP financial information related to specific items management believes to be important in the evaluation of its operating results, including specifically, the impact of unrealized gains and losses resulting from changes in fair values of derivative instruments that do not qualify for “hedge treatment” under GAAP and foreign currency transaction gains or losses resulting from the re-measurement of the company's Euro-denominated bonds to U.S. dollars. The company believes these point-in-time estimates of asset and liability values related to financial instruments that are subject to interest and currency rate fluctuations, and items whose timing and/or amount cannot be reasonably estimated in advance, affect the period-to-period comparability of the results of the company's fundamental business operations on a recurring basis. Accordingly, the company provides operating results excluding these items for comparability purposes.

EBITDA is a non-GAAP performance measure that is frequently used in capital-intensive industries such as telecommunications. EBITDA excludes interest expense and income taxes because these items are associated with a company's particular capitalization and tax structures. EBITDA also excludes depreciation and amortization expense because these non-cash expenses primarily reflect the impact of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods, which may be evaluated through cash flow measures. There are limitations to using EBITDA as a performance measure, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from Allo's calculations. In addition, EBITDA should not be considered a substitute for other measures of financial performance reported in accordance with GAAP.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of federal securities laws. These statements are based on management's current expectations as of the date of this release and are subject to known and unknown risks and uncertainties that may cause actual results or performance to differ materially from those expressed or implied by the forward-looking statements. Such risks include, but are not limited to: risks related to the company's student loan portfolio, such as interest rate basis and repricing risk; the use of derivatives to manage exposure to interest rate fluctuations; the uncertain nature of expected benefits from recent FFELP and private education loan purchases and initiatives to purchase additional FFELP and private education loans; financing and liquidity risks, including risks of changes in the securitization and other financing markets for student loans; risks related to adverse changes in the company's volumes under the company’s loan servicing contract with the Department to service federally owned student loans; changes in the educational credit and services marketplace resulting from changes in applicable laws, regulations, and government programs and budgets; risks related to the recent reduction in government payments to guaranty agencies to rehabilitate defaulted FFELP loans and services in support of those activities, including adverse effects on the Company's guaranty servicing contracts; the uncertain nature of the expected benefits from the acquisition of Allo and the ability to successfully integrate its telecommunications operations and successfully expand its fiber network in existing service areas and additional communities; risks and uncertainties related to initiatives to pursue additional strategic investments and acquisitions, including investments and acquisitions that are intended to diversify the company both within and outside of its historical core education-related businesses; and changes in general economic and credit market conditions.

For more information, see the "Risk Factors" sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission, including the cautionary information about forward-looking statements contained in the company's supplemental financial information for the fourth quarter ended December 31, 2015. All forward-looking statements in this release are as of the date of this release. Although the company may voluntarily update or revise its forward-looking statements from time to time to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by securities laws.

Consolidated Statements of Income
(Dollars in thousands, except share data)
(unaudited)

	Three months ended			Year ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Interest income:
Loan interest	$190,778	187,701	182,783	726,258	703,007
Investment interest	2,303	1,456	1,770	7,851	6,793
Total interest income	193,081	189,157	184,553	734,109	709,800
Interest expense:
Interest on bonds and notes payable	80,866	77,164	72,061	302,210	273,237
Net interest income	112,215	111,993	112,492	431,899	436,563
Less provision for loan losses	3,000	3,000	3,500	10,150	9,500
Net interest income after provision for loan losses	109,215	108,993	108,992	421,749	427,063
Other income (expense):
Loan and guaranty servicing revenue	56,694	61,520	56,538	239,858	240,414
Tuition payment processing, school information, and campus commerce revenue	27,560	30,439	24,688	120,365	98,156
Enrollment services revenue	16,181	19,500	17,791	70,705	82,883
Other income, net	6,685	6,523	12,906	27,630	54,002
Gain on sale of loans and debt repurchases, net	166	597	3,594	5,153	3,651
Derivative market value and foreign currency adjustments, net	39,350	(24,780)	(1,082)	28,651	37,703
Derivative settlements, net	(7,715)	(5,878)	(4,566)	(24,250)	(21,843)
Total other income	138,921	87,921	109,869	468,112	494,966
Operating expenses:
Salaries and benefits	64,862	63,215	60,609	247,914	228,079
Cost to provide enrollment services	10,137	12,534	11,343	45,535	53,307
Loan servicing fees	7,384	7,793	7,212	30,213	27,009
Depreciation and amortization	7,203	6,977	5,644	26,343	21,134
Other	27,637	30,419	30,098	119,212	122,981
Total operating expenses	117,223	120,938	114,906	469,217	452,510
Income before income taxes	130,913	75,976	103,955	420,644	469,519
Income tax expense	47,395	26,999	30,036	152,380	160,238
Net income	83,518	48,977	73,919	268,264	309,281
Net income attributable to noncontrolling interest	168	22	308	285	1,671
Net income attributable to Nelnet, Inc.	$83,350	48,955	73,611	267,979	307,610
Earnings per common share:
Net income attributable to Nelnet, Inc. shareholders - basic and diluted	$1.86	1.09	1.59	5.89	6.62
Weighted average common shares outstanding - basic and diluted	44,834,662	45,047,777	46,390,402	45,529,340	46,469,615

Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	As of	As of	As of
	December 31, 2015	September 30, 2015	December 31, 2014
Assets:
Student loans receivable, net	$28,324,552	28,954,280	28,005,195
Cash, cash equivalents, investments, and notes receivable	367,210	350,508	366,190
Restricted cash and investments	977,395	995,360	968,928
Goodwill and intangible assets, net	197,062	161,586	168,782
Other assets	619,686	583,661	589,048
Total assets	$30,485,905	31,045,395	30,098,143
Liabilities:
Bonds and notes payable	$28,172,682	28,827,603	28,027,350
Other liabilities	421,065	382,393	345,115
Total liabilities	28,593,747	29,209,996	28,372,465
Equity:
Total Nelnet, Inc. shareholders' equity	1,884,432	1,835,153	1,725,448
Noncontrolling interest	7,726	246	230
Total equity	1,892,158	1,835,399	1,725,678
Total liabilities and equity	$30,485,905	31,045,395	30,098,143

Contacts:
Media, Ben Kiser, 402.458.3024, or Investors, Phil Morgan, 402.458.3038, both of Nelnet, Inc.